Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM CONSULTANTS

Wright & Company, Inc. hereby consents to the incorporation by reference in the registration statement of Atlas Resource Partners, L.P. on Form S-3 of our report titled Evaluation of Oil and Gas Reserves, To the Interests of Atlas Resource Partners, L.P., In Certain Properties Located in Various States, Pursuant to the Requirements of the Securities and Exchange Commission, Effective January 1, 2015, Job 14.1656, dated February 6, 2015, included with the Annual Report on Form 10-K for the year ended December 31, 2014, filed with the Securities and Exchange Commission, and to all references to Wright & Company, Inc., as having prepared such analysis and to the use of our name as it appears under the caption “Experts” in the prospectus incorporated by reference in this registration statement.

WRIGHT & COMPANY, INC.

/s/ D. Randall Wright
D. Randall Wright, P.E.
President

March 17, 2015

Brentwood, Tennessee